Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use (incorporation by reference) in this Registration Statement to form S-3 of our audit opinion report dated December 23, 2021, with respect to the audited financial statements of Esports Technologies, Inc. included in Form 10-K for the period ended September 30, 2021. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX